Exhibit 10.2

FOURTH AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of November 25, 2003 (the “Agreement”) among Atlantic Express Transportation Group Inc., a New York corporation (“Group”), Atlantic Express Transportation Corp., a New York corporation (the “Company”), and Domenic Gatto (the “Executive”).

WHEREAS, the Executive is presently employed by the Company, a wholly owned subsidiary of Group, under an Amended and Restated Employment Agreement dated as of March 25, 2003 (the “Prior Agreement”);

WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company and, in connection therewith, the Company, Group and the Executive desire to amend and restate the terms and provisions of the Prior Agreement to, among other things, set forth the terms of such continued employment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend and restate the Prior Agreement in its entirety, as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President and Chief Executive Officer of the Company and upon the Board of Directors of the Company (the “Board”) as Vice Chairman of the Board, upon the terms and conditions herein contained during the Employment Term provided that (i) commencing December 31, 2004, the Company in its sole discretion may limit the Executive’s services to the position of President;  and

(ii) commencing December 31, 2005, the Executive shall continue his employment in the position of an officer of the Company, which position shall be designated by the Board.  In such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. The Executive also shall serve as a member of the Board of Directors of Group during the Employment Term.  During the Employment Term, the Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer of Group and of any subsidiary of Group or the Company. As long as the Executive remains either President or Chief Executive Officer,  the Executive shall continue to occupy the same corner office which he has occupied during the Term of the Prior Agreement.

1.2. Exclusive Services. From the Commencement Date through December 30, 2005, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the unanimous consent of the Board or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve as a managing member of G Entertainment, LLC. and a managing member of Eagle Oaks Golf Club, LLC, provided that such services shall not interfere with the performance of Executive’s duties hereunder.  For the period commencing January 1, 2006, the Executive shall be required to devote so much of his time to his duties hereunder as shall be proportionate to the reduction in his compensation for such period.

1.3. Term of Employment. The Executive’s employment under this Agreement shall commence as of the date hereof (the “Commencement Date”) and shall terminate on the earliest of (i) December 31, 2006, (ii) the death of the Executive or (iii) the termination of the Executive’s employment pursuant to this Agreement (the “Employment Term”).

2.    SALARY

2.1. Base Salary. From the Commencement Date, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $530,527 per annum, payable in arrears in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.  Notwithstanding the foregoing, for the period commencing January 1, 2006, the Base Salary shall be reduced to 50% of the Base Salary payable to the Executive as of December 31, 2005.

2.2.  Increase in Base Salary. On November 4, 2004 and on November 4, 2005, the Executive’s Base Salary shall be increased by a percentage which shall equal the greater of 3% or the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the 12-month period ended the immediately preceding October 31.

2.3   Emergence Bonus.   (a) Upon the effective date (“Effective Date”) of the Company’s plan of reorganization (either in its current form or as the same may be amended after the date hereof), the Company will be obligated to pay the Executive a bonus (the “Emergence Bonus”) in the amount of $350,000 of which $175,000 shall be paid immediately following the Effective Date and of which $175,000 shall be paid 60 days after the Effective Date.

2.4                                 Exit Bonus.  (a) Upon the occurrence of a Change of Control at any time after the Effective Date and prior to December 31, 2010, the Company shall pay to the Executive a bonus (“Exit Bonus”)  which shall be equal to the Fair Market Value (as of the date of such Change of Control) of such  number of shares of common stock of the Company which, following the issuance of such shares, would equal 1.5% of all issued and outstanding shares of the Company’s common stock immediately following the Effective Date (the “Base Amount”). Except as otherwise provided herein, the Exit Bonus shall be payable in the same form of consideration as received by the shareholders of either Group or the Company upon such Change of Control.  In the event the Executive’s employment is terminated pursuant to Section 4.1.1(a),(c),(d) or (e) prior to December 1, 2004, the amount of the Exit Bonus shall equal 33.3% of the Base Amount.  In the event of such a termination after December 1, 2004 and prior to December 1, 2005, the amount of the Exit Bonus shall equal 66.6% of the Base Amount.

(b)  In the event a Change of Control has not occurred prior to December 31, 2010, the Company shall pay the Executive the Exit Bonus in cash on January 1, 2011.

(c) In the event the Company or Group during the Employment Term and prior to a Change of Control, shall adopt a stock option or restricted stock purchase or similar plan, the Executive within thirty (30) days following written notice of the adoption of such a plan, shall have the right, by delivery of written notice to the Company, to participate in such plan and to receive such number of shares or options, in substitution and in place of the Exit Bonus, as would be equivalent to the Base Amount.

2.5                                 Definitions.   (a) Change of Control shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) the liquidation or dissolution of Group or the  Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for by GSCP II Holdings (AE), LLC or any of its affiliates, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company; or (iv) the failure of GSCP II Holdings (AE), LLC and its affiliates to own and control, directly or indirectly, at least 50% of the aggregate ordinary voting power of Group;

(b)  Effective Date shall have the same meaning as set forth in the Company’s Plan of Reorganization; and

(c)                                  Fair Market Value of the Company’s common stock shall mean the value of the Company’s common stock as specified in accordance with any transaction resulting in a Change of Control, or if no specific value is specified in such transaction, the value of the Company’s common stock as reasonably determined by the Board, in either case without control premiums or minority discounts.

2.6                                 Performance  Bonus.   The Company will pay the Executive a performance bonus (“Performance Bonus”) subject to the acceptance by the Company of an agreement with the Department of Education of the City of New York (the “Company Acceptance”) to provide school bus transportation services for the period commencing July 1, 2005.  The Performance Bonus shall be in the amount of $250,000 provided, in the event the projected EBITDA of the Company for fiscal year 2006 (i.e., for the 12 months ended June 30, 2006) as determined by the Company immediately following, and taking into account the Company Acceptance,  shall be  greater than $50,000,000, the Performance Bonus shall be increased by an additional $25,000 for each $1,000,000 (or part thereof) in excess of $50,000,000, subject to a maximum Performance Bonus of $500,000.  The Performance Bonus shall be payable on the latter of (i) the Company Acceptance; or (ii) March 15, 2005.

3.  EMPLOYEE BENEFITS

3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

(a)   the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided from time to time to other senior executives of the Company;

(b) a disability insurance policy providing $15,000 in monthly benefits commencing six months after a disability which prevents the Executive from performing the ordinary and necessary functions and duties of his employment; provided that the premium therefor shall not exceed the usual and customary rates charged by underwriters for such a policy for a person of the Executive’s age in good health.  The amount of such policy shall be reduced to $7,500 commencing December 31, 2005.  At the option of the Executive and in the place of the disability policy, the Company shall pay the cash equivalent of the premium for such policy to the Executive to be used by the Executive to pay such premium;

(c) an automobile allowance of $2,150 per month, which shall be reduced to $1,075 per month commencing December 31, 2005;

(d)  an annual life insurance premium allowance of $35,000, which shall be reduced to $17,500 commencing December 31, 2005, payable in two installments in June and February of each year of the Employment Term hereof;

(e) through December 31, 2005, continued use of the same Company car and driver which the Executive is using as of the date of this Agreement; and

(f)  participation in any executive incentive plan which might be implemented by the Board during the Employment Term.

3.2. Vacation. The Executive shall be entitled to 25 days paid vacation each calendar year in accordance with the applicable policies of the Company.

4. TERMINATION OF EMPLOYMENT

4.1.  Termination for Cause; Termination Without Cause; Termination for Permanent Disability; Resignation.

4.1.1. General. (a) If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to (i) his accrued but unpaid Base Salary through and including the date of termination (“Accrued Base Salary”); and (ii) the Exit Bonus payable in accordance with Section 2.4; and (iii)  the Emergence Bonus payable in accordance with Section 2.3; and (iv) in the event such termination occurs after February 15, 2005, or after the Company Acceptance (whichever shall first occur),  the Executive shall be entitled to the Performance Bonus  payable in accordance with Section 2.6; and (v) his Base Salary for the six month period following such termination, or through the normal expiration date of the Employment Term, whichever shall be less, provided that, if such termination is for a Disloyalty Termination Event, the Executive shall have no right to receive, and the Company shall have no obligation to pay such Base Salary.

(b)  If, prior to the expiration of the Employment Term, the Executive is terminated by the Company Without Cause or the Executive terminates employment for Good Reason, the Executive shall be entitled only to (i) his Accrued Base Salary; and (ii) as and for severance (1) his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in a lump sum upon termination, and the benefits set forth under Section 3.1 of this Agreement during such period; (2) his Emergence Bonus payable in accordance with Section 2.3 and  his Performance Bonus payable in accordance with Section 2.4.

(c)  If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Permanent Disability (as defined in Section 5), the Executive shall be entitled only to the payments and benefits as provided for in Section 4.1.1(a)(ii) and (iii) and in Section 5 hereof.

(d)  If the Executive resigns from his employment hereunder without Good Reason,  the Executive shall be entitled only to payment of his Accrued Base Salary, if any, payable in a lump sum not later than 30 days following the date of termination.

(e)  In the event of termination hereunder as a result of death of the Executive, the Executive’s estate shall be entitled to the compensation provided for in Section 4.1.1(a).

(f)  Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after any termination or resignation of employment, subject to the terms of such plans or arrangements.

(g) In the event of the termination of the Executive’s employment by the Company for any reason, the Company or Group shall, within 30 days of such termination of employment, (x) obtain releases that release the Executive from any guarantees made by the Executive in respect of obligations of Group, the Company or any of their respective subsidiaries (the “Guarantees”), if any such Guarantees are then in effect, or (y) provide letters of credit to the Executive in respect thereof, if any such Guarantees are then in effect.

4.1.2. Date of Termination/Resignation. The date of termination for a termination by the Company for Cause shall be the date of the written notice of termination provided for in Section 4.1.3. The date of termination for a Termination Without Cause shall be as provided in Section 4.1.1. The date of termination for a termination for Permanent Disability shall be as provided in Section 5. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

4.1.3. Notice of Termination for Cause. Termination of the Executive’s employment by the Company for Cause shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set  forth in Section 4.2 giving rise to such termination.

4.1.4. Notice of Termination Without Cause. Termination of the Executive’s employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date no earlier than 10 business days after the date on which such notice is given.

4.2. Termination for Cause. Termination for “Cause” shall mean termination by the Company of the Executive’s employment because the Executive (a) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more that one year, (b) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment, or (c) has been disloyal to Group, the Company or any of their respective affiliates by assisting transportation competitors of Group, the Company or any of their respective affiliates to the disadvantage of Group, the Company or any of their respective affiliates by a breach of Section 6 or by otherwise actively assisting such competitors to the disadvantage of Group, the Company or any of their respective affiliates (a “Disloyalty Termination Event”).

4.3. Termination Without Cause. “Termination Without Cause” shall mean any termination by the Company of the Executive’s employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

4.4. Termination by Executive for “Good Reason”. In the event of: (i) a material reduction in the nature or scope of Executive’s position as President and Chief Executive Officer or his authorities, powers, duties, or responsibilities in such capacity, provided that the Company in its sole discretion may limit the Executive’s services as provided herein, commencing December 31, 2004; or (ii) a material breach by the Company of its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement); then the Executive may at any time by notice terminate Executive’s employment hereunder for “Good Reason”.

5. PERMANENT DISABILITY

If, prior to the expiration of the Employment Term, the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, terminate the Executive’s employment for “Permanent Disability”, specifying a termination date no earlier than 10 business days after the date on which such notice is given. The determination of the Executive’s Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

In the event of a termination of the Executive’s employment by the Company for Permanent Disability, the Executive shall be entitled only to (i) his Accrued Base Salary, (ii) six months of his Base Salary as severance, payable in equal installments on the same terms as in effect as at the end of the Employment Term, followed by an additional six months of his Base Salary less $15,000 per month (less $7,500 per month in the period commencing December 31, 2005) as severance, payable in equal installments on the same terms as in effect as at the end of the Employment Term, and (iii) receive the benefits set forth under Section 3.1 of this Agreement during the twelve-month severance period. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by the Executive under any plan, program or arrangements including without limitation any payment to the employee under Section 3.1(b) exceed the Executive’s Base Salary; provided that if disability payments are received which are free of federal income tax, the payments provided for in this Section 5 shall be reduced by an amount equal to the pre-tax income which would have been required to produce such payment free of tax based on the marginal tax rate for the previous tax year of the Executive. Except as otherwise provided in this Section 5, following the date of termination for Permanent Disability, the Company shall have no further obligation to the Executive under this Agreement. Notwithstanding anything to the contrary herein, the Company may elect, in its sole discretion, to pay any remaining installments of severance, bonus or other payments hereunder in a single lump sum rather than in installments over time.

6. NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in, or acquire  an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries within (i) the counties then served by Group, the Company or their respective subsidiaries as well as adjacent counties, and (ii) any other counties in which Group, the Company or their respective subsidiaries has made a bid within 36 months prior to the Executive’s termination and any adjacent counties in which Group, the Company or their respective subsidiaries conducts business; (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries, or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of this Section 6.1 shall apply for 18 months, or a period of 24 months if, as of termination of the employment of the Executive, more than a majority of the Common Stock of Group is then owned by the current shareholders of Group, after termination of employment of the Executive as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s or Group’s management, or otherwise in the public domain, with respect to the Company’s or Group’s or any of their respective affiliates’ or subsidiaries’ products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s or Group’s products), business plans, prospects or opportunities.

6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

6.4. Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7.    GUARANTEES

7.1. Indemnification. In addition to any right to indemnification as provided in the By Laws or Certificate of Incorporation of the Group and/or Company, Group, the Company and each of their subsidiaries, jointly and severally, shall indemnify the Executive and his spouse, heirs, estate, executors and administrators (collectively, the “Indemnitees”) and hold such Indemnitees harmless from and against, and pay and reimburse the Indemnitees for, any and all demands, payments, claims, actions, losses, damages, liabilities, obligations, fines, taxes, deficiencies, costs and expenses (including reasonable attorneys’ fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto, asserted against or incurred or sustained by an Indemnitee in connection with or arising out of any personal guaranty or undertaking by the Executive of any obligation of Group, the Company or any of their subsidiaries (collectively a “Guaranty”).

7.2.                              Future Subsidiaries. In the event, Group, the Company or any of their subsidiaries acquires or forms a subsidiary after the date hereof, Group and the Company shall cause such newly acquired or formed subsidiary to execute and deliver a supplement to this Amendment, which supplement shall provide that such newly acquired or formed subsidiary will indemnify the Indemnitees in accordance with Section 7.1 hereof.

7.3. Compensation. Group, the Company and each of their subsidiaries shall jointly pay to the Executive additional compensation hereunder in consideration of any Guaranty made by the Executive provided, Greenwich Street Capital Partners Inc. or its affiliates (“Greenwich”) is compensated for any such similar commitment, guaranty or undertaking. Such additional compensation shall be based upon the rate of compensation paid by Group, the Company and/or their subsidiaries to Greenwich for any such similar commitment, guaranty or undertaking by them of such obligation of Group, the Company and/or their subsidiaries.

9.    MISCELLANEOUS

9.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company or Group, to it at:

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY 10302

Attention: Corporate Secretary

with a copy to each of:

GSCP III Holdings (AE), LLC

c/o Greenwich Street Capital Partners, Inc.

388 Greenwich Street, 36th Floor

New York, NY 10013

Fax: (212) 816-0166

Attention: Sanjay Patel

To the Executive:

Domenic Gatto

136 Monmouth Road

Monmouth Township, NJ 08831

Fax: (732) 251-5519

with a copy to:

Silverman Sclar Shin & Byrne P.C.

381 Park Avenue South, Suite 1601

New York, NY 10016

Fax: (212) 779-8858

Attention: Peter R. Silverman

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

9.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.

9.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the

Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

9.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

9.6. Governing Law. This Agreement shall be construed, interpreted, and  governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

9.7. Survival. Sections 3.4 (relating to non-renewal), Article 4 (relating to early termination), 5 (relating to Permanent Disability), 6 (relating to noncompetition, nonsolicitation and confidentiality) and 8.6 (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Term or an early termination pursuant to Sections 4 or 5 hereof.

9.8. Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

9.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

ATLANTIC EXPRESS
TRANSPORTATION GROUP INC.

By:	/s/ SANJAY PATEL
Name: Sanjay Patel
Title: Chairman of the Board of Directors

ATLANTIC EXPRESS
TRANSPORTATION CORP.

By:	/s/ SANJAY PATEL
Name: Sanjay Patel
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ DOMENIC GATTO
Domenic Gatto